Subject: Letter to Your Clients Regarding Hines REIT Final Distribution

Notice

Hines | Securities

Hines REIT



Shareholders to receive final distribution of additional $0.08 per share on or around July 31.

We are pleased to report that on or around July 31, 2018, Hines Real Estate Investment Trust, Inc. (the "Company") will make its final distribution of an additional $0.08 per share. Shortly after the payment of this final distribution to our shareholders, we expect to complete the dissolution and winding up of the Company pursuant to the plan of liquidation and dissolution approved by shareholders in November 2016. Shareholders will receive a letter with this update in the mail soon. You may view the letter here.

For additional information, please click on the link below to view the Current Report on Form 8-K filed on July 13, 2018.

View 8-K Filing

For more information, call your Hines Securities Regional Director or Internal Sales Consultant at 888.446.3773 or visit www.hinessecurities.com.

Forward Looking Statements:
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These forward-looking statements include, among others, statements about the expected timing and amount of the final liquidating distribution and the completion of the winding up of the Company's operations. These risks and uncertainties include, without limitation, unanticipated difficulties or expenditures relating to the completion of the liquidation and dissolution. For a further list and description of risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission, including the Company's most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statement speaks only as of the date of this communication. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events or otherwise.
